FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257737-02

NEW ISSUE CMBS:  BBCMS 2022-C14

$815,580,000 NEW ISSUE CMBS ****PUBLIC OFFERING****

JOINT LEADS:  Barclays, UBS, Société Générale

CO-MANAGERS:  Academy Securities, Mischler Financial Group, Inc., Natixis

RATING AGENCIES:  MOODY’S, FITCH, KBRA

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATINGS (M/F/K)	AVAIL. SIZE ($MM)	C/E	WAL	CPN	PRICE	YIELD	SPRD (P+)	~J+(Ref)
A-1	Aaa/AAA/AAA	35.295	30.000%	2.49	1.727	99.9985	1.70586	P+50	J+46
A-2	Aaa/AAA/AAA	99.000	30.000%	4.80	2.938	102.9978	2.26424	P+85	J+70
A-3	Aaa/AAA/AAA	50.000	30.000%	6.98	2.966	102.9990	2.49233	P+100	J+78
A-4	Aaa/AAA/AAA	160.000	30.000%	9.64	2.692	100.9935	2.57702	P+103	J+83
A-5	Aaa/AAA/AAA	258.250	30.000%	9.85	2.946	102.9931	2.60208	P+105	J+86
A-SB	Aaa/AAA/AAA	46.212	30.000%	7.37	2.902	102.9991	2.45021	P+95	J+73
A-S	Aa2/AAA/AAA	97.314	19.500%	9.89	3.350	102.9962	3.00329	P+145	J+126
B	NR/AA-/AA	41.706	15.000%	9.89	3.147	99.9985	3.15329	P+160	J+141
C	NR/A-/A	27.803	12.000%	9.90	3.345	99.9939	3.35347	P+180	J+161

*Anticipated Timing and Materials*

- Settlement:  February 23, 2022

*TRANSACTION SUMMARY*
POOL BALANCE:	$926,796,554
NUMBER OF LOANS:	57
NUMBER OF PROPERTIES:	83
WA CUT-OFF LTV:	56.6%
WA MATURITY LTV:	51.2%
WA U/W NCF DSCR:	2.62x
WA U/W NOI DY:	10.7%
WA MORTGAGE RATE:	3.56935%
TOP 10 LOANS %:	51.4%
WA REM TERM MATURITY:	110 MONTHS

LOAN SELLERS:	BARCLAYS (46.1%), LMF (19.2%), SGFC (13.7%), BSPRT (8.2%), UBS (7.2%), NATIXIS (5.6%)

TOP 5 PROPERTY TYPES:	Office (36.8%), Industrial (16.3%), Multifamily (14.9%), Retail (13.4%), Hospitality (5.1%)

TOP 5 STATES:	CA (20.1%), NY (14.7%), FL (9.4%), IL (7.5%), DC (7.4%)

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities And Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (Edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. By calling 1-888-603-5847.